                                                                    EXHIBIT 12.1

                          CILCORP INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Combined Fixed
                      Charges and Preferred Stock Dividends

                                                                    Oct. 19         Jan. 1
                                            As Restated(1)             to             to
                                           -----------------        Dec. 31,       Oct. 18,
                              2002         2001         2000       1999(1)(2)     1999(1)(2)        1998

                                                          (In thousands)
Earnings, as Defined:
  Net Income from
    Continuing
    Operations              $ 24,658     $ 25,428     $ 11,385      $   (532)      $    687     $ 38,218
  Income Taxes                 6,841       22,182       10,380          (951)         1,113       19,699
  Interest                    66,073       69,784       71,752        14,339         22,629       29,257
  COLI Interest Expense        5,334        4,926        4,300           850          3,181        3,624
  Interest Portion of
    Rentals                    1,619          979        1,603           116          1,808        1,903
  Preferred Dividends          2,159        2,159        2,977           558          2,650        3,194
                            --------     --------     --------      --------       --------     --------
      Total Earnings,
        As Defined          $106,684     $125,458     $102,397      $ 14,380       $ 32,068     $ 95,895
                            ========     ========     ========      ========       ========     ========
Fixed Charges, as
  Defined:
  Interest Expense          $ 66,073     $ 69,784     $ 71,752      $ 14,339       $ 22,629     $ 29,257
  Interest Expense
    on COLI                    5,334        4,926        4,300           850          3,181        3,624
  Interest Portion of
    Rentals                    1,619          979        1,603           116          1,808        1,903
  Tax Effected
    Preferred
    Dividends                  3,579        3,579        4,935           925          4,393        5,294
                            --------     --------     --------      --------       --------     --------
      Total Fixed
        Charges, as
        Defined             $ 76,605     $ 79,268     $ 82,590      $ 16,230       $ 32,011     $ 40,078
                            ========     ========     ========      ========       ========     ========
Ratio of Earnings to
  Fixed Charges                  1.4          1.6          1.2           0.9            1.0          2.4
                            ========     ========     ========      ========       ========     ========

(1) See Note 19 to the Consolidated Financial Statements.

(2) The AES Corporation purchased CILCORP Inc. and subsidiaries on October 18, 1999.